Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 2Q Results

VALLEY COTTAGE, NY—August 2, 2013—CreditRiskMonitor (OTCQX: CRMZ) reported that revenues increased 7% and 8% to $2.93 million and $5.80 million for the 3 and 6 months ended June 30, 2013, respectively, compared to prior year periods. For the same periods, income from operations was $109,700 and $168,300, respectively, compared to $199,200 and $282,200 for the comparable 2012 periods. Cash, cash equivalents and marketable securities at the end of the six-month period increased $809,000 to $8.96 million versus the 2012 year-end balance of $8.15 million.

Jerry Flum, CEO said, “Sales are still growing in spite of the current economic environment. However, our short-term results continue to be adversely impacted by the continuing cost of building our infrastructure, adding new data elements and creating new tools for subscribers. Although this strategy impacts profitability in the short-term, we believe our long-term prospects are enhanced. Our balance sheet continues to be strong, thus allowing us the flexibility of managing our company toward the long-term goal of creating greater shareholder value.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 AND 6 MONTHS ENDED JUNE 30, 2013 AND 2012
(Unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating revenues	$2,933,752	$2,740,227	$5,799,259	$5,385,482

Operating expenses:
Data and product costs	1,136,238	936,411	2,172,966	1,863,156
Selling, general and administrative expenses	1,652,682	1,566,213	3,387,410	3,163,572
Depreciation and amortization	35,117	38,415	70,553	76,556

Total operating expenses	2,824,037	2,541,039	5,630,929	5,103,284

Income from operations	109,715	199,188	168,330	282,198
Other income (expense), net	(36,069)	15,428	(42,430)	12,616

Income before income taxes	73,646	214,616	125,900	294,814
Provision for income taxes	(29,293)	(97,735)	(49,944)	(129,879)

Net income	$44,353	$116,881	$75,956	$164,935

Net income per share:
Basic and diluted	$0.01	$0.01	$0.01	$0.02

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
JUNE 30, 2013 AND DECEMBER 31, 2012

	June 30,	Dec. 31,
	2013	2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,297,992	$6,422,458
Marketable securities	1,658,666	1,725,633
Accounts receivable, net of allowance	1,077,151	1,776,151
Other current assets	728,251	548,838

Total current assets	10,762,060	10,473,080

Property and equipment, net	285,465	260,438
Goodwill	1,954,460	1,954,460
Prepaid and other assets	38,951	21,970

Total assets	$13,040,936	$12,709,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,190,539	$6,978,797
Accounts payable	118,178	44,097
Accrued expenses	1,053,161	1,161,498

Total current liabilities	8,361,878	8,184,392

Deferred taxes on income	591,355	591,355
Other liabilities	5,475	5,190

Total liabilities	8,958,708	8,780,937

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,946,462 shares	79,464	79,464
Additional paid-in capital	28,872,757	28,795,496
Accumulated deficit	(24,869,993)	(24,945,949)

Total stockholders’ equity	4,082,228	3,929,011

Total liabilities and stockholders’ equity	$13,040,936	$12,709,948

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words "anticipates", "estimates", “believes", "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.